Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            WESTERN GOLDFIELDS, INC.

      Pursuant to the provisions of the Idaho Business Corporation Act, the Western Goldfields, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

      FIRST: The following amendments to the Articles of Incorporation were adopted by the Board of Directors of the Corporation on December 30, 2004. The following amendments were duly approved by the Board of Directors of the Corporation, and shareholder approval was not required. Article IX of the Articles of Incorporation is hereby added to read in its entirety as follows:

                                       IX

            There are hereby established a class of authorized preferred stock, which shall be reclassified from the unissued shares of Series "A" Convertible Preferred Stock, which series be designated as "Series "A-1" Convertible Preferred Stock" (the "Series A Preferred"), shall consist of 9,000,000 shares and shall have the preferences, rights and limitations as follows:

            1. Dividends and Distributions. The holders of record of shares of Series A Preferred shall be entitled to receive dividends at a rate of 7.5% of the Conversion Value (as defined in Section 3(a) below) per annum per share of Series A Preferred (the "Series A Dividend"), which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on the Common Stock (and excluding any stock splits and subdivisions for which an adjustment is made under
      Section 3(d)(i) below). The foregoing dividend on the Series A Preferred shall accrue from the date of issuance of each share until the earlier of
      (i) the conversion of the Series A Preferred to Common Stock, or (ii) the liquidation, distribution or winding up of the Corporation. Such dividend shall be payable annually on November 30 of each year (each a "Series A Annual Dividend Date") commencing on November 30, 2005, except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Idaho are permitted to be closed to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than sixty (60) nor less than ten (10) days preceding the payment date for such dividends, as fixed by the Board of Directors. The dividends shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. The dividends shall either (i) accrue, or (ii) be payable in cash. The dividends shall automatically accrue in the absence of an election by the Board of Directors within sixty (60) days after each Series A Annual Dividend Date to pay the dividends. The amount of dividends payable for any period that is shorter or longer than a full annual dividend shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such amount is payable.


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            2. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), distributions (other than as set forth herein) shall be made to the holders of Series A Preferred in respect of such Series A Preferred before any amount shall be paid to the holders of the Common Stock in the following manner:

                  (a) Liquidation Amount. The holders of the Series A Preferred, subject to the other terms contained herein, shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount equal to (i) the Conversion Value, as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization"), plus (ii) all accrued but unpaid dividends (whether declared or undeclared), prior to any distribution to the holders of Common Stock. If the proceeds from a Liquidation are not sufficient to pay to the holders of Series A Preferred the full preference amount set forth above, then such holders shall instead be entitled to receive the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock, which assets and funds shall be distributed ratably among the holders of the Series A Preferred.

                  (b) Valuation of Securities and Property. In the event the
            Corporation proposes to distribute assets other than cash in connection with any Liquidation, the value of the assets to be distributed to the holders of shares of Series A Preferred shall be determined in good faith by the Board of Directors.

            3. Conversion. The holders of Series A Preferred have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series A Preferred shall initially be convertible, at the option of the holder thereof, at any time on or after the date of issuance thereof, into the number of fully paid and nonassessable shares of Common Stock which results from dividing (i) the sum of (A) the per share Conversion Value in effect at the time of conversion plus (B) all declared but unpaid dividends then owed per share on the Series A Preferred so converted by (ii) the Conversion Price (as hereinafter specified) per share in effect at the time of conversion. The initial Conversion Price of the Series A Preferred shall be $0.50 per share, and the Conversion Value of the Series A Preferred shall be $0.50 per share. The initial Conversion Price of the Series A Preferred shall be subject to adjustment from time to time as set forth below and as provided in Section 3(d) hereof. The per share Conversion Value shall not be subject to adjustment (except in connection with a Recapitalization). Upon conversion, all declared but unpaid dividends then owed on the Series A Preferred so converted shall, at the option of the Corporation, be paid in either cash, to the extent permitted by applicable law (and if not then permitted by applicable law, at such time as the Corporation is permitted by applicable law to pay any such dividends) or converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors) in effect at such time into the aggregate of all such declared but unpaid dividends then owed.


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                  (b) Conversion at Option of Corporation. Each share of Series
            A Preferred shall be convertible, at the option of the Corporation, at any time after the payment of the first dividend pursuant to
            Section 1, if (i) the average Closing Price of the Common Stock for at least 20 Trading Days is more than 200% of the Conversion Price of Common Stock and (ii)(A) a registration statement filed in accordance with the Securities Act of 1933, as amended, registering the resale by the holder of the Common Stock issued upon conversion of the Series A Preferred shares, has been declared effective and is effective on the conversion date or (B) certificates representing such shares of Common Stock issued upon conversion of the Series A Preferred shares may be issued to the holder without any restrictive legends. "Closing Price" of the Common Stock means, as of any date of determination, the closing per share sale price on such date as reported by the principal securities exchange on which the Common Stock is listed, or if the Common Stock is not so listed, the over-the-counter market on the electronic bulletin board on which the Common Stock is quoted. "Trading Day" means, with respect to any security, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on the principal exchange or market in which such security is traded or quoted on the over-the-counter market on the electronic bulletin board.

            (c) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of conversion pursuant to Section 3(b) hereof, the outstanding shares of Series A Preferred shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and, provided, further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless and until the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which it, he or she shall be entitled as aforesaid and, at the option of the Corporation, either a check payable to the holder in the amount of any declared but unpaid dividends then owed pursuant to Section 1 hereof, if any, or the number of fully paid and nonassessable shares of Common Stock which results from dividing the fair market value of a share of Common Stock (as determined in good faith by the Board of Directors) in effect at such time into the aggregate of all such declared but unpaid dividends then owed. Conversion of the shares of Series A Preferred shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, or, in the case of automatic conversion, simultaneously upon the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


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            (d) Adjustments to Conversion Price.

                  (i) Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

                        (1) "Options" shall mean rights, options or warrants to
                  subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                        (2) "Convertible Securities" shall mean any evidences of
                  indebtedness, shares or other securities convertible into or exchangeable for Common Stock, other than shares of Series A Preferred.

                        (3) "Additional Shares of Common Stock" shall mean all
                  shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                (A) upon conversion of shares of Series A
                        Preferred;

                                (B) the issuance or sale of options, or the
                        shares of capital stock of the Corporation issuable upon exercise of such options, to purchase securities of the Corporation to directors, officers, employees or consultants of the Corporation, whether "qualified" for tax purposes or not, pursuant to plans or arrangements approved by the Board of Directors or stockholders of the Corporation;


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

                                (C) the issuance of securities of the
                        Corporation pursuant to options, warrants or other convertible securities of the Corporation outstanding as of the date hereof;

                                (D) as a dividend or distribution on shares of
                        Series A Preferred;

                                (E) pursuant to an agreement or plan of merger
                        approved by holders of a majority of the issued and outstanding Series A Preferred;

                                (F) in a transaction described in Section
                        3(d)(vi);

                                (G) the issuance of securities of the
                        Corporation concurrently with the issuance of the Series A Preferred;

                                (H) the issuance of common stock and warrants to
                        Newmont Mining Corporation or its affiliates ("Newmont") to purchase Mesquite mine or any adjustment to securities of the Corporation previously issued to Newmont in connection therewith; or

                                (I) by way of dividend or other distribution on
                        shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A) through (H) or this clause (I).

                        (4) "Original Issue Date" shall mean the date on which
                  the first share of Series A Preferred was issued.

                                (ii)No Adjustment of Conversion Price.
                        Notwithstanding anything to the contrary, no adjustment in the Conversion Price of the Series A Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series A Preferred in effect on the date of, and immediately prior to, such issue.

                                (iii) Deemed Issue of Additional Shares of
                        Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options (other than an issuance described in Section 3(d)(i)(3)(A) through (I)) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:


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                                (1) except as provided in Section 3(d)(iii)(2),
                        no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                (2) if such Options or Convertible Securities by
                        their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                (3) no readjustment pursuant to clause (2) above
                        shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                        (iv)Adjustment of Conversion Price Upon Issuance of
                  Additional Shares of Common Stock.

                                (A) In the event the Corporation shall issue
                        Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to
                        Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then, and in each such event, the Conversion Price of the Series A Preferred shall be reduced to a price equal to the consideration per share received by the Corporation for such issue.


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                        (v) Determination of Consideration. For purposes of this
                  Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                (1) Cash and Property: Such consideration shall
                        be computed as follows:

                                (A) insofar as it consists of cash, such
                        consideration shall be computed at the aggregate amount of cash received by the Corporation;

                                (B) insofar as it consists of property other
                        than cash, such consideration shall be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                                (C) in the event Additional Shares of Common
                        Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, such consideration shall be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                                (2) Options and Convertible Securities. The
                        consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                (A) the total amount, if any, received or
                        receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                (B) the maximum number of shares of Common Stock
                        (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.


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                        (vi) Other Adjustments.

                                (1) Subdivisions, Combinations, or Consolidate
                        of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred in effect immediately prior to such subdivision, combination, consolidation, stock split or stock dividend shall, concurrently with the effectiveness of such subdivision, combination, consolidation, stock split or stock dividend be proportionately adjusted.

                                (2) Reclassifications. In the case, at any time
                        after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger (A) in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or (B) which is treated as a liquidation pursuant to
                        Section 3(c) above), the shares of Series A Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted his shares of Series A Preferred into Common Stock. The provisions of this
                        Section 3(d)(vi)(2) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

            (e) Status of Converted Stock. In case any shares of Series A Preferred shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled.

            (f) Fractional Shares. In lieu of any fractional shares in the aggregate to which the holder of Series A Preferred would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

            (g) Miscellaneous.

                  (i) All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  (ii) No adjustment in the Conversion Price of the Series A
            Preferred will be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.


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                  (h) Reservation of Stock Issuable Upon Conversion. The
            Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                        (i) Restrictions on Conversion. Notwithstanding any
                  other provision hereof, no holder of Series A Preferred shall convert such shares of Series A Preferred pursuant to Section 3(a) above, nor shall the Company exercise any right to convert such shares of Series A Preferred pursuant to Section 3(b) above, if as a result of such conversion the holder would then become a "ten percent beneficial owner" (as defined in Rule 16a-2 under the Securities Exchange Act of 1934, as amended) of Common Stock. For greater certainty, the Series A Preferred shall not be convertible by the holder of such securities, and the Corporation shall not give effect to any conversion of Series A Preferred, if, after giving effect to such exercise, the holder of such securities, together with its affiliates, would in aggregate beneficially own, or exercise control or direction over that number of shares of Common Stock which is 10% or greater of the total issued and outstanding shares of Common Stock, immediately after giving effect to such conversion.

                  4. Voting Rights. Except as otherwise required by law, the holder of each share of Series A Preferred will be entitled to vote on all matters with the Common Stock as a single class, and not as a separate class or series. Each share of Series A Preferred will entitle the holder to the number of votes per share equal to the full number of shares of Common Stock into which each share of Series A Preferred is convertible on the record date for such vote. The holders of Series A Preferred shall receive notice of and shall be entitled to attend in person or by proxy any meeting of the holders of Common Stock.

                  5. Notices. Any notice required by the provisions of this
            Certificate to be given to the holders of Series A Preferred shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.


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                  6. Headings of Subdivisions. The headings of the various
            subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  7. Severability of Provisions. If any voting powers,
            preferences and relative, participating, optional and other special rights of the Series A Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred and qualifications, limitations and restrictions thereof unless so expressed herein.


DATED:  December 30, 2004              WESTERN GOLDFIELDS, INC.


                                       By: /s/ Mark C. Shonnard
                                           -------------------------------------
                                           Mark C. Shonnard
                                           Secretary


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